UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 5, 2011 (June 20, 2011)
Date of Report (Date of earliest event reported)

MEDGENICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-35112	98-0217544
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 Towers Crescent Drive, Suite 1300
Vienna, Virginia 22182
(Address of principal executive offices, zip code)

(646) 239-1690
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 20, 2011, the Board of Directors of Medgenics, Inc. (the “Company”) appointed Clarence L. “Butch” Dellio, 65, as Chief Operating Officer of the Company, effective as of July 1, 2011.  Upon the commencement of Mr. Dellio’s employment, Stephen Bellomo, who previously served as the Company’s Chief Operating Officer, will continue with the Company as Vice President of Product Development and Intellectual Property and Chief Operating Officer of Medgenics Medical (Israel) Limited, the Company’s wholly-owned operating subsidiary located in Israel.

Most recently, since 2008, Mr. Dellio has been a consultant to a variety of emerging biotechnology and medical technology companies, providing facilities, manufacturing, clinical and regulatory expertise to therapeutics and diagnostics companies, including to the Company since January 2011.

From 2004 to 2008 Mr. Dellio served as President and Chief Operating Officer of Neosil, Inc., a venture-backed dermatology company that subsequently merged with Peplin, Inc.  From 1984 to 2004, he was Chief Operating Officer and Senior Vice President-Operations for XOMA Ltd., a publicly held biotechnology company focused on peptides and monoclonal antibodies.  At XOMA he held a series of progressively responsible positions culminating in CFO and VP Manufacturing, where he led a staff of 70 in manufacturing, facilities, process development, quality assurance/quality control, purchasing and information technology.  Previously Mr. Dellio was Vice President Manufacturing/New Product Development Manager at Becton-Dickinson & Company, a global medical technology company.  During his 11 years at Becton-Dickinson he held various positions in multiple divisions, including Director of Planning, Division Controller, Strategic Business Unit Controller and Cost/Staff Accountant.  Mr. Dellio earned his B.S. in Accounting from Bentley College and served in the U.S. Air Force.

In connection with his appointment, Mr. Dellio was issued options to purchase 40,000 shares of the Company’s common stock under the Company’s 2006 Stock Incentive Plan.  Such options will vest in equal increments over three years, expire in 10 years and have an exercise price of $3.64 per share.

In connection with his appointment, the Company expects to enter into an employment agreement with Mr. Dellio.  As of this time, the terms of Mr. Dellio’s employment agreement with the Company have not been finalized. Upon reaching an agreement on these terms, the Company will file an amendment to this Form 8-K to disclose such terms.

In addition, as previously reported in a Current Report on Form 8-K filed on June 8, 2011, the Company elected Isaac Blech to serve as a director of the Company on June 8, 2011.  In connection with his election as a director, on June 30, 2011, the Company and Mr. Blech executed a Non-Executive Director Appointment Letter dated as of June 6, 2011 (the “Letter Agreement”) setting forth, among other things, Mr. Blech’s duties as a director.  Pursuant to the Letter Agreement, Mr. Blech will be entitled to the same cash fees for his services as a director as the other non-executive directors pursuant to the director compensation plan previously adopted by the Board.  These fees consist of a $5,000 annual retainer fee, as well as meeting fees that range between $750 and $2,000 per meeting based on location and type.  The fees are fixed for a period of one year from the date of the Letter Agreement, following which they shall be subject to review.  Pursuant to the Letter Agreement, Mr. Blech also agreed to maintain the confidentiality of all confidential business information, to disclose conflicts of interest to the Company and not to compete or solicit certain employees or other parties with which the Company does business for a period ending twelve months following the termination of his directorship.

The foregoing description of the Letter Agreement is qualified in its entirety by reference to the Letter Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and incorporated by reference herein.

Item 7.01	Regulation FD Disclosure.

Attached hereto as Exhibit 99.1 is a copy of the Company’s press release dated July 5, 2011, which contains information regarding the appointment of Mr. Dellio as the Company’s Chief Operating Officer.

The information furnished in this report under this Item 7.01, including the Exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01           Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed or furnished herewith:

Exhibit No.	Description

10.1	Non-Executive Director Appointment Letter, dated as of June 6, 2011, for Isaac Blech.

99.1	Medgenics, Inc. Press Release dated July 5, 2011 (furnished pursuant to Item 7.01).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDGENICS, INC.

By:	/s/ Phyllis K. Bellin
Name: Phyllis K. Bellin
Title: Director of Finance and Administration

Date:    July 5, 2011